Exhibit 5.1


                                          September 16, 1997



Dynex Capital, Inc.
10900 Nuckols Road
Glen Allen, Virginia  23060

      Re:  Dynex Capital, Inc.
             Registration Statement on Form S-3

Ladies and Gentlemen:

      We have acted as counsel to Dynex Capital, Inc., a Virginia corporation (the "Company"), in connection with its Registration Statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 6,000,000 shares of its Common Stock, $.01 par value, to be issued pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan.

      In that connection, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation, as amended, and By-laws of the Company. We have assumed without independent verification the genuineness of signatures, the authenticity of documents, and the conformity with originals of copies.

      Based upon the foregoing, we are of the opinion that the shares being sold by the Company, when authorized by the Board of Directors of the Company and issued and sold in accordance with the terms of the Company's Dividend Reinvestment and Stock Purchase Plan described in the Registration Statement, will be validly issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

      By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,


                                          Venable, Baetjer & Howard, LLP